Exhibit 99

D&E COMMUNICATIONS, INC.	NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT PERSON:
November 10, 2003	W. Garth Sprecher
(717)738-8304

D&E Communications Reports Third Quarter Results

Ephrata, Pennsylvania – D&E Communications, Inc. (“D&E”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the following operating results:

D&E reported quarterly revenues of $43.0 million, down 4.9% from $45.2 million in the third quarter of 2002. The sale of Conestoga Wireless in January of 2003 resulted in a decrease of $3.3 million for the third quarter, with other operations increasing $1.1 million. Operating income in the quarter ended September 30, 2003, was $5.3 million, compared to $4.1 million in the third quarter of 2002. Income from continuing operations was $0.2 million in 2003, up from a loss of $1.1 million in the prior year. Net income was $0.2 million, or $0.01 per share, for the third quarter of 2003 compared to a loss of $1.3 million, or $0.09 per share, in the comparable period of 2002. The income from continuing operations in the current quarter represents the first full comparative quarter since the May 24, 2002 acquisition of Conestoga Enterprises, Inc.

Consolidated results for the nine months ended September 30, 2003, compared to the prior year, during which only four months of Conestoga activity were included, were as follows:

•	Revenues totaled $128.4 million, up 40.1% from $91.6 million in 2002;

•	Operating income was $17.0 million, up 370.8% from $3.6 million in 2002;

•	Income from continuing operations was $1.4 million, compared to a loss of $5.8 million;

•	Discontinued operations was a loss of $0.1 million, compared to income of $55.5 million in 2002, which included the sale of the D&E Wireless segment;

•	Net income was $1.6 million, compared with $49.7 million in 2002, which included the $55.5 million from the sale of the D&E Wireless segment.

G. William Ruhl, CEO of D&E, commented: “We continue to be pleased with the results generated by the integration of our operations following our acquisition of Conestoga Enterprises in May 2002. The third quarter gives us the first period since that acquisition with comparable results from the previous year. Despite competition from other technologies, we saw growth in both revenues and operating income in our core local telephone, or RLEC, business segment. To continue to build the strength of our company beyond this traditional base, and implement our Integrated Communications Provider strategy, one of our major initiatives in the third quarter was the launch of a branding campaign to promote and enhance the D&E identity in our major markets in central Pennsylvania.”

Results of Operations

The following table is a summary of our operating results by segment for the three months ended September 30, 2003 and 2002:

Dollars in Thousands	RLEC	CLEC	Internet Services	Systems Integration	Conestoga Wireless	Corporate, Other and Eliminations	Total Company
September 30, 2003 (1)
Revenues – External	$26,499	$8,761	$1,398	$5,484	$—	$889	$43,031
Revenues – Intercompany	1,749	218	154	7	—	(2,128)	—

Total Revenues	28,248	8,979	1,552	5,491	—	(1,239)	43,031

Depreciation and Amortization	7,882	1,011	181	375	—	196	9,645
Other Operating Expense	12,225	9,125	1,592	6,182	300	(1,336)	28,088

Total Operating Expenses	20,107	10,136	1,773	6,557	300	(1,140)	37,733

Operating Income (Loss)	$8,141	$(1,157)	$(221)	$(1,066)	$(300)	$(99)	$5,298

September 30, 2002 (1)
Revenues – External	$25,518	$7,716	$1,226	$6,201	$3,245	$1,331	$45,237
Revenues – Intercompany	2,384	146	107	7	36	(2,680)	—

Total Revenues	27,902	7,862	1,333	6,208	3,281	(1,349)	45,237

Depreciation and Amortization	7,685	1,021	118	405	—	173	9,402
Other Operating Expenses	13,266	7,891	1,284	6,477	3,728	(870)	31,776

Total Operating Expenses	20,951	8,912	1,402	6,882	3,728	(697)	41,178

Operating Income (Loss)	$6,951	$(1,050)	$(69)	$(674)	$(447)	$(652)	$4,059

(1)	We acquired Conestoga Enterprises, Inc. on May 24, 2002.

Third Quarter Segment Results

Total RLEC revenues grew 1.2%, to $28.2 million in the third quarter of 2003, from $27.9 million in the same period last year. The revenue increase was due to increases in local telephone service revenues of 3.3%, to $8.5 million in the third quarter of 2003 from $8.3 million in the same period of 2002, driven by rate increases effective in July 2003. Network access revenues increased 2.8%, to $14.1 million in the quarter from $13.7 million recorded in the same period last year, as a result of higher minutes of use volumes. These revenue increases were partially offset by decreases in long distance toll service and equipments sales. Operating income increased 17.1% to $8.1 million (28.8% of revenue), in the third quarter of 2003 compared to $7.0 million (24.9% of revenue) in the same period last year.

Total CLEC revenues grew 14.2% for the third quarter of 2003 to $9.0 million from $7.9 million in the same period last year, driven by new customer additions. Operating expenses increased $1.2 million over the same period to $10.1 million. Operating loss increased 10.2% to a $1.2 million loss (negative 12.9% of revenue), in the third quarter of 2003 compared to a $1.1 million loss (negative 13.4% of revenue) in the same period last year.

The Internet Services segment revenues grew 16.4% for the third quarter of 2003, to $1.6 million in revenues, from $1.3 million in the same period of last year. The revenue increase was assisted by expansion into the Conestoga territory to increase the subscriber base. Internet Services’ operating loss for the third quarter of 2003 increased to $0.2 million (negative 14.2% of revenue), from an operating loss of $0.1 million (negative 5.2% of revenue) in the same period last year.

Systems Integration revenues decreased 11.5% for the third quarter of 2003 to $5.5 million from $6.2 million in the third quarter 2002. The decrease included a reduction of $0.5 million in communications and computer equipment sales and $0.2 million in communication programming and installation services. Equipment sales were down 7% for communications equipment and 41% for computer equipment related to reductions in customer spending for communications-related infrastructure. The Systems Integration operating loss increased to $1.1 million in the third quarter of 2003, from a loss of $0.7 million in the same period last year.

The Conestoga Wireless segment was sold on January 14, 2003 and therefore had no revenue in the third quarter of 2003, compared to revenues of $3.3 million in 2002. The results of the Conestoga Wireless segment held for sale were not reported in discontinued operations because D&E has continuing involvement after the sale as a result of D&E’s continued guarantees on wireless tower site leases and D&E’s responsibilities under a Build-to-Suit agreement. During the third quarter 2003, $0.3 million was expensed as an increase to the estimated cost to satisfy the commitment to Mountain Union Telecom under the Build-to-Suit agreement.

Selected Operating Statistics

	September 30, 2003	December 31, 2002	Change
RLEC Lines	143,870	145,310	-1.0%
CLEC Lines	35,106	30,200	+16.2%
DSL Subscribers	6,734	5,615	+19.9%
Dial-up Subscribers	12,855	12,652	+1.6%
Web Hosting Customers	795	651	+22.1%

Other Matters

On May 24, 2002, D&E completed its acquisition of Conestoga Enterprises, Inc., a neighboring rural local exchange carrier providing integrated communications services throughout the eastern half of Pennsylvania. The integration process has progressed on plan through the third quarter of 2003.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the risk that Conestoga’s business will not be successfully integrated into D&E; the significant indebtedness of the combined company; increased competition; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E Communications, Inc. is a leading provider of integrated communications services to residential and business customers in markets throughout central and eastern Pennsylvania. D&E offers its customers a comprehensive package of communications services including local and long distance telephone service, high-speed data services and Internet access service. D&E also provides business customers with systems integration services including voice and data network solutions.

D&E Communications, Inc.

Consolidated Statements of Operations

(in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
OPERATING REVENUE
Communication service revenues	$39,764	$41,111	$117,596	$79,692
Communication products sold	2,778	3,556	9,121	10,524
Other	489	570	1,686	1,428

Total operating revenues	43,031	45,237	128,403	91,644

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	15,822	16,609	45,250	32,234
Cost of communication products sold	1,979	3,104	6,995	9,136
Depreciation and amortization	9,645	9,402	28,772	19,130
Marketing and customer services	4,149	5,111	12,079	10,118
Merger related costs	—	—	—	973
General and administrative services	6,138	6,952	18,339	16,449

Total operating expenses	37,733	41,178	111,435	88,040

Operating income	5,298	4,059	16,968	3,604

OTHER INCOME (EXPENSE)
Equity in net losses of affiliates	(513)	(914)	(1,873)	(2,091)
Interest expense	(4,492)	(4,383)	(13,689)	(7,139)
Other-than-temporary loss on investments	—	—	—	(2,999)
Other, net	(6)	91	922	292

Total other income (expense)	(5,011)	(5,206)	(14,640)	(11,937)

Income (loss) from continuing operations before income taxes and dividends on utility preferred stock	287	(1,147)	2,328	(8,333)
INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK
Income taxes (benefit)	116	(99)	859	(2,536)
Dividends on utility preferred stock	16	16	49	49

Total income taxes and dividends on utility preferred stock	132	(83)	908	(2,487)

Income (loss) from continuing operations	155	(1,064)	1,420	(5,846)
Discontinued operations:
Gain (loss) on disposal of discontinued D&E Wireless Segment, net of operating losses during phase-out period and net of income taxes of $138 and $29,337	—	(280)	—	55,506
Income (loss) from operations of discontinued Paging business, net of income tax benefit of $0, $7, $27 and $2	—	11	(53)	2

Income before cumulative effect of change in accounting principle	155	(1,333)	1,367	49,662
Cumulative effect of change in accounting principle, net of income taxes of $177 (See Note 2)	—	—	260	—

NET INCOME (LOSS)	$155	$(1,333)	$1,627	$49,662

Weighted average common shares outstanding	15,522	15,401	15,465	11,188
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Income (loss) from continuing operations	$0.01	$(0.07)	$0.09	$(0.52)
Income (loss) from discontinued operations	0.00	(0.02)	0.00	4.96
Cumulative effect of accounting change (See Note 2)	0.00	0.00	0.02	0.00

Net income (loss) per common share	$0.01	$(0.09)	$0.11	$4.44

Dividends per common share	$0.13	$0.13	$0.38	$0.38

D&E Communications, Inc and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)

(unaudited)

	September 30, 2003	December 31, 2002
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$17,138	$15,514
Accounts receivable, net of reserves of $1,253 and $1,416	16,883	19,368
Inventories, lower of cost or market, at average cost	3,456	3,475
Prepaid expenses	8,085	7,454
Other	1,321	1,074

TOTAL CURRENT ASSETS	46,883	46,885

INVESTMENTS
Investments in and advances to affiliated companies	4,279	5,142
Investments available-for-sale	2,066	1,313

	6,345	6,455

PROPERTY, PLANT AND EQUIPMENT
In service	315,246	307,000
Under construction	8,258	3,456

	323,504	310,456
Less accumulated depreciation	130,615	109,351

	192,889	201,105

OTHER ASSETS
Assets held for sale	—	6,665
Goodwill	147,488	147,488
Intangible assets, net of accumulated amortization	174,315	178,964
Other	13,333	14,256

	335,136	347,373

TOTAL ASSETS	$581,253	$601,818

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$7,445	$132
Accounts payable and accrued liabilities	22,169	20,112
Accrued taxes	942	19,520
Accrued interest and dividends	1,786	1,840
Advance billings, customer deposits and other	6,013	8,535

TOTAL CURRENT LIABILITIES	38,355	50,139

LONG-TERM DEBT	237,288	244,966

OTHER LIABILITIES
Deferred income taxes	83,850	85,516
Other	22,459	19,148

	106,309	104,664

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 ½%, par value $100, cumulative, callable at par at the option of the Company, authorized 20,000 shares, outstanding 14,456 shares	1,446	1,446

COMMITMENTS SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares 30,000,000	2,531	2,512
Outstanding shares: 15,534,759 at September 30, 2003 and 15,413,640 at December 31, 2002
Additional paid-in capital	159,292	158,101
Accumulated other comprehensive income (loss)	(6,862)	(7,071)
Retained earnings	48,176	52,343
Treasury stock at cost, 306,917 shares at September 30, 2003 and 306,910 shares at December 31, 2002	(5,282)	(5,282)

	197,855	200,603

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$581,253	$601,818

D&E Communications, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS	$32,109	$13,380

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net of proceeds from sales	(14,139)	(16,227)
Business acquisition costs	—	(156,439)
Proceeds from Conestoga Wireless and Paging sales	10,176	—
Increase in investments and advances to affiliates	(1,199)	(1,567)
Decrease in investments and repayments from affiliates	189	550

Net Cash Provided By (Used In) Investing Activities from Continuing Operations	(4,973)	(173,683)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(5,546)	(4,574)
Payments on long-term debt	(12,364)	(44,991)
Proceeds from long-term debt financing	12,000	160,000
Payment of debt issuance costs	—	(7,999)
Net proceeds from (payments on) revolving lines of credit	—	(11,757)
Proceeds from issuance of common stock	951	739

Net Cash Provided By (Used In) Financing Activities from Continuing Operations	(4,959)	91,418

CASH PROVIDED BY (USED IN) CONTINUING OPERATIONS	22,177	(68,885)
CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS
Cash Provided by (Used in) Operating Activities of Discontinued Operations	(20,553)	70
Cash Provided by Investing Activities of Discontinued Operations	—	75,446

Net Cash Provided by (Used In) Discontinued Operations	(20,553)	75,516

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,624)	6,631
CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	15,514	615

END OF PERIOD	$17,138	$7,246